7500 East Columbia Street	Contact Mark L. Lemond
Evansville, IN 47715	President and Chief Executive Officer
www.shoecarnival.com	or W. Kerry Jackson
(812) 867-6471	Executive Vice President, Chief Financial Officer
and Treasurer

FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS THIRD QUARTER 2009 RESULTS; NET INCOME INCREASES 188 PERCENT

     Evansville, Indiana, November 19, 2009 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced sales and earnings for the third quarter ended October 31, 2009.

     Net sales for the third quarter of 2009 increased 12.6 percent to $191.5 million compared to net sales of $170.1 million in the third quarter of 2008. Comparable store sales increased 10.2 percent.

     Net earnings for the thirteen-week third quarter increased 188 percent to $7.5 million compared to $2.6 million in the thirteen-week third quarter ended November 1, 2008. Diluted earnings per share for the quarter increased to $0.59 from $0.21 in the prior year third quarter.

     The gross profit margin for the third quarter increased to 29.8 percent compared to 27.2 percent in the third quarter of the prior year. The merchandise margin increased 1.1 percent primarily as a result of improved inventory management resulting in less clearance product along with strong sales of boots which carry a higher margin. As a percentage of sales, buying, distribution and occupancy costs decreased 1.5 percent through a combination of higher sales and lower occupancy and distribution expenses for the quarter.

     Selling, general and administrative expenses for the third quarter increased $2.5 million to $44.9 million. As a percentage of sales, these expenses decreased 1.5 percent.

     Speaking on the results, Mark Lemond, chief executive officer and president said, "Our large selection of value priced name brand footwear resonated well with consumers resulting in the highest third quarter comparable store sales gain in the Company’s history. We experienced higher than expected sales of athletic product during the back-to-school season and very strong boot sales later in the quarter. Our 10.2 percent comparable store sales gain was significantly above our expectations for a low to mid single digit comparable store sales increase for the quarter. The sales increase, combined with a higher gross profit margin and controlled expenses, resulted in our second best quarterly earnings in the Company’s history."

     Mr. Lemond continued, "We are encouraged by our third quarter momentum and entered the fourth quarter with inventories well positioned to capitalize on key fashion trends. We expect the early strength in boots, particularly women’s fashion boots, to continue into the holiday season. In addition, we anticipate continued strength in the athletic category, in part, due to the favorable consumer response to wellness footwear. This type of footwear was not available in our stores last year. We remain optimistic that consumers will continue to respond well to our value proposition and currently expect our comparable store sales to increase in the range of three to five percent in the fourth quarter."

     Net income for the first nine months of 2009 was $12.6 million compared to net income of $8.4 million in the first nine months of last year. Diluted earnings per share increase 49 percent to $1.00 as compared to $0.67 in the first nine months of last year. Net sales for the first nine months were $511.6 million compared to net sales of $490.7 million for the same period last year. Comparable store sales increased 1.4 percent. The gross profit margin for the first nine months of 2009 was 28.3 percent compared to 27.6 percent last year. Selling, general and administrative expenses increased $1.6 million to $124.0 million. As a percentage of sales, these expenses decreased 0.6 percent to 24.3 percent for the first nine months of 2009.

Store Growth

     The Company has completed its store openings for the year with 16 new stores in the first nine months of fiscal 2009. Three stores have been closed so far this year with six additional stores expected to close in the fourth quarter. Store openings and closings by quarter and for the fiscal year are as follows:

	New Stores	Stores Closings
1st Quarter 2009	10	1
2nd Quarter 2009	2	1
3rd Quarter 2009	4	1
4th Quarter 2009	0	6
Fiscal 2009	16	9

The Company opened four stores during the third quarter including locations in:

City	Market/Total Stores in Market
Des Moines, IA	Des Moines/3
West Melbourne, FL	Orlando/8
Chandler, AZ	Phoenix/2
Goodyear, AZ	Phoenix/2

Conference Call

     Today, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the third quarter 2009 results. The public can listen to a live webcast of the call by visiting Shoe Carnival's Investor Relations page at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Cautionary Statement Regarding Forward-Looking Information

     This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, Brazil, Spain and East Asia, the primary manufacturers of footwear; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

     In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

     Shoe Carnival is a chain of 317 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share)

	Thirteen	Thirteen	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	October 31,	November 1,	October 31,	November 1,
	2009	2008	2009	2008

Net sales	$191,523	$170,063	$511,632	$490,662
Cost of sales (including buying,
distribution and occupancy costs)	134,424	123,746	366,969	355,119
Gross profit	57,099	46,317	144,663	135,543
Selling, general and administrative
expenses	44,880	42,389	123,956	122,373
Operating income	12,219	3,928	20,707	13,170
Interest income	(13)	(62)	(17)	(138)
Interest expense	42	42	126	111
Income before income taxes	12,190	3,948	20,598	13,197
Income tax expense	4,692	1,341	7,986	4,829
Net income	$7,498	$2,607	$12,612	$8,368

Net income per share:
Basic	$.60	$.21	$1.01	$.68
Diluted	$.59	$.21	$1.00	$.67

Average shares outstanding:
Basic	12,503	12,431	12,490	12,383
Diluted	12,662	12,539	12,573	12,483

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 31,	January 31,	November 1,
	2009	2009	2008

Assets
Current Assets:
Cash and cash equivalents	$27,256	$24,817	$9,143
Accounts receivable	1,378	1,607	1,281
Merchandise inventories	204,000	189,494	194,827
Deferred income tax benefit	2,708	2,305	2,401
Other	2,897	4,234	8,125
Total Current Assets	238,239	222,457	215,777
Property and equipment-net	65,119	70,217	73,541
Other	1,590	400	454
Total Assets	$304,948	$293,074	$289,772

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$50,301	$60,320	$51,074
Accrued and other liabilities	18,832	11,600	14,777
Total Current Liabilities	69,133	71,920	65,851
Deferred lease incentives	6,364	5,844	5,012
Accrued rent	5,176	5,331	5,576
Deferred income taxes	915	1,144	1,672
Deferred compensation	3,381	2,678	2,795
Other	1,958	1,521	1,458
Total Liabilities	86,927	88,438	82,364

Total Shareholders' Equity	218,021	204,636	207,408
Total Liabilities and Shareholders' Equity	$304,948	$293,074	$289,772

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended
	October 31,	November 1,
	2009	2008

Cash Flows From Operating Activities
Net income	$12,612	$8,368
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	11,310	12,585
Stock-based compensation	757	694
Loss on retirement and impairment of assets	73	271
Deferred income taxes	(632)	1,212
Lease incentives	1,717	817
Other	(630)	(2,104)
Changes in operating assets and liabilities:
Accounts receivable	329	(870)
Merchandise inventories	(14,506)	5,954
Accounts payable and accrued liabilities	(4,928)	(14,771)
Other	4,436	(1,363)
Net cash provided by operating activities	10,538	10,793

Cash Flows From Investing Activities
Purchases of property and equipment	(8,651)	(12,575)
Proceeds from sale of property and equipment	8	3
Proceeds from notes receivable	100	0
Net cash used in investing activities	(8,543)	(12,572)

Cash Flows From Financing Activities
Borrowings under line of credit	0	6,625
Payments on line of credit	0	(6,625)
Proceeds from issuance of stock	251	1,515
Excess tax benefits from stock-based compensation	193	230
Net cash provided by financing activities	444	1,745
Net increase (decrease) in cash and cash equivalents	2,439	(34)
Cash and cash equivalents at beginning of period	24,817	9,177
Cash and Cash Equivalents at End of Period	$27,256	$9,143